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                                                                    EXHIBIT 3(a)

                           CERTIFICATE OF AMENDMENT TO
                 SECOND RESTATED CERTIFICATE OF INCORPORATION OF
                           DORAL FINANCIAL CORPORATION
                          (REGISTRATION NUMBER 29,324)

         Doral Financial Corporation (the "Corporation"), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, does hereby certify:

         FIRST:   That at a meeting of the Board of Directors of the
Corporation, duly held and convened on February 24, 2004, resolutions were duly adopted approving proposed amendments (the "Amendments") to the Corporation's Second Restated Certificate of Incorporation and declaring said Amendments advisable to (i) increase the number of authorized shares of Common Stock from 200,000,000 to 500,000,000 shares and (ii) increase the number of authorized shares of serial preferred stock from 10,000,000 to 40,000,000 shares.

         SECOND: That at a meeting of Shareholders of the Corporation held on April 21, 2004, the inspectors of election appointed for the purpose of conducting and tabulating the votes of the shareholders for and against the adoption of the Amendments, executed and delivered a certificate to the effect that more than a majority of the issued and outstanding stock of the Corporation entitled to vote on the Amendments voted in favor of each of said Amendments.

         THIRD:   That the Amendments have been adopted in accordance with the provisions of Article 8.02 of the Puerto Rico General Corporation Law of 1995.

         FOURTH: That the first paragraph of Article FOURTH of the Second Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                  "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 540,000,000 shares, consisting of 500,000,000 shares of Common Stock, $1.00 par value, and 40,000,000 shares of Serial Preferred Stock, $1.00 par value."

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         IN WITNESS WHEREOF, Doral Financial Corporation has caused its corporate seal to be hereunder affixed and this Certificate to be signed by Zoila Levis, its President and Sonia Arroyo, its Assistant Secretary, this 27th day of April, 2004.


                                                    /s/ Zoila Levis
                                       -----------------------------------------
                                                      Zoila Levis
                                                       President



(Corporate Seal)


                                                   /s/ Sonia Arroyo
                                       -----------------------------------------
                                                     Sonia Arroyo
                                                 Assistant Secretary


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